RESTRICTED STOCK AND IRREVOCABLE PROXY AGREEMENT


         This Restricted Stock and Irrevocable Proxy Agreement (the "Agreement") is made and entered into January 19, 1999 by and among CFC International, Inc. a Delaware corporation (the "Company"), Roger F. Hruby ("Hruby") and Richard L. Garthwaite (the "Employee").

                                    Recitals

         The Employee has accepted a position as the Company's President and Chief Operating Officer. In connection with his employment, the Company has agreed to grant to him certain shares of common stock, $.01 par value per share ("Common Stock"), of the Company, subject to the terms and conditions and restrictions set forth in this Agreement. At the same time, Hruby and the Employee wish to provide for the manner in which such shares of Common Stock will be voted.

                                    Covenants

         NOW THEREFORE, for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       Restricted Stock.

         1.1 Grant. The Company hereby grants to the Employee an award of restricted stock ("Restricted Shares") consisting of 50,000 shares of the Company's Common Stock. Subject to the provisions of this Agreement, the Restricted Shares shall vest in equal installments, 25% on the date of this Agreement, 25% on the first anniversary hereof, 25% on the third anniversary hereof and 25% on the fourth anniversary hereof.

         1.2 Certificates and Legend. The grant shall be evidenced by four stock certificates each representing 12,500 shares of Common Stock, which shall be retained by the Company until the restrictions lapse or otherwise as hereinafter set forth. The shares of Common Stock shall be registered in the name of the Employee. Each such certificate shall bear a legend in the following form:

                  "The Shares of Common Stock of CFC International, Inc. represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the "Act") and may not be offered or sold unless registered or pursuant to an exemption from registration under the Act and any applicable state securities laws."

         1.3 Restrictions. The Employee shall have all rights of a holder as to the Restricted Shares, including the right to receive cash dividends, to exercise rights, and to vote, subject to the provisions of this Agreement, such shares of Common Stock and any securities issued upon the exercise of such rights, subject to the following restrictions: (a) the Employee shall not be entitled to delivery of a certificate representing such shares, including certificates issued as a result of stock dividends paid, and any other such securities issued upon the exercise of such rights, until such shares vest, (b) none of the Restricted Shares may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of prior to the time that such Restricted Shares vest, and (c) any unvested Restricted Shares will be forfeited and all of the Employee's rights to such unvested Restricted Shares will terminate without further obligation on the part of the Company if the Employee's employment with the Company terminates except as provided in Section 1.5 hereof. Any shares of Common Stock or other securities or property received with respect to such Restricted Shares are subject to the same restrictions as the Restricted Shares.

         1.4 Effect of Vesting. As the Restricted Shares vest, the restrictions set forth in Section 1.3 above shall lapse as to the vested Restricted Shares, and one or more certificates for the appropriate number of vested shares of Common Stock shall be delivered to the Employee.

         1.5 Employment Termination. If the Employee's employment is terminated by the Company following a "Change in Control", any unvested Restricted Shares shall immediately vest. Upon a termination of the Employee's employment for any other reason, the Employee shall immediately forfeit all unvested Restricted Stock granted hereunder. For purposes of this Agreement, a Change in Control shall mean the acquisition of at least 50.1% of the power to vote for directors of the Company by any person other than Roger F. Hruby, his affiliates or members of his family. If, following a Change in Control, the Employee resigns from the Company as the result of a significant decrease in the nature or scope of the Employee's authority or duties, a reduction in his compensation or a Company requirement that he relocate, the resignation shall be treated as a termination and any unvested Restricted Shares shall immediately vest.

         1.6 Tax Matters. The Company understands that under existing federal tax law (i) no income will be recognized to the Employee at the time of the grant of the Restricted Shares except with respect to the 25% of the Restricted Shares that vest on the date hereof and (ii) upon receipt by the Employee of the shares of Common Stock covered by the grant following the expiration of or lapse of the restrictions on Restricted Shares, Employee will be required to treat as ordinary income the fair market value of the shares of Common Stock on the date such shares are received by the Employee and the Company will be entitled to a deduction equal to such amount. The Company may require the Employee to pay to the Company, in such manner and under such conditions as the Company may specify, an amount equal to the amount of tax the Company is required to withhold as a result of the receipt of the shares of Common Stock by the Employee.

2.       Proxy and Directive.

         2.1 Proxy. The Employee agrees to and does hereby grant to Roger F. Hruby, personally, pursuant to the provisions of Section 212 of the Delaware General Corporation Law, an irrevocable proxy to vote, or to execute and deliver written consents or otherwise act in the capacity of a stockholder with respect to, all of the Restricted Shares owned by the Employee, whether or not vested, to the same extent and with the same effect as the Employee might or could do under any applicable laws or regulations governing the rights and powers of stockholders of a Delaware corporation on any subject on which the stockholders of the Company shall have a right to vote or otherwise take action.

         2.2 Voting. This Proxy and Directive shall constitute an order to the record owner and any other person authorized to vote any shares to which the Proxy and Directive applies requiring such record owner or other person to execute and delivery appropriate proxies and consents as Hruby shall have directed to them in writing.

         2.3 Proxy With Interest. The Employee hereby affirms that this Proxy and Directive is coupled with an interest and is irrevocable.

3.       Pledges, Donees and Assigns.

         This Agreement (including without limitation the Proxy and Directive contained herein) shall remain in full force and effect and be enforceable against any pledgee, donee, transferee or assignee of the shares of Common Stock of the Employee but the provisions of Sections 2.1, 2.2 and 2.3 shall terminate with respect to any shares sold in a bona fide transfer to an unrelated third party and shall also terminate at the death of Roger F. Hruby.

4.       Miscellaneous.

         4.1 Amendment and Modification. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

         4.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other party.

         4.3 Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         4.4 Execution in Counterpart. This Agreement may be executed in counterparts each of which may deemed an original.

         4.5 Notices. Any notice, request, information or other document to be given hereunder to any of the parties by any other parties shall be in writing and delivered personally or sent by Federal Express or other reliable courier, transmitted by fax, or sent by registered or certified mail, postage prepaid, to the intended recipient, at his address in the records of the Company. Any such notice delivered personally shall be deemed to have been given on the date that it is so delivered, and any notice delivered by other means referred to above shall be deemed to have been given on the date it is received. Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice.

         4.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein, without regard to the conflicts of laws principles thereof.

         4.7 Complete Agreement. The terms and conditions contained in this Agreement constitute the sole obligations of the Company as to the subject matter hereof, superseding any and all prior written and prior or contemporaneous oral agreements of understandings.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



                         CFC INTERNATIONAL, INC.


                         By:
                         Title:


                         /s/ Roger F. Hruby
                         Roger F. Hruby

                         /s/ Richard L. Garthwaite
                         Richard L. Garthwaite